Exhibit 10.1

BEFORE THE INSURANCE COMMISSIONER

OF THE STATE OF CALIFORNIA

SAN FRANCISCO

In the Matter of the Certificates of Authority of	CALIFORNIA SETTLEMENT AGREEMENT

File No. DISP05045984

UNUM LIFE INSURANCE COMPANY OF AMERICA,	File No. DISP05045985

PROVIDENT LIFE AND ACCIDENT INSURANCE COMPANY, and	File No. DISP05045986

THE PAUL REVERE LIFE INSURANCE COMPANY,

Respondents.

TO THE DEPARTMENT OF INSURANCE OF THE STATE OF CALIFORNIA:

I.

INTRODUCTION

Respondents UNUM LIFE INSURANCE COMPANY OF AMERICA (“Unum”), PROVIDENT LIFE AND ACCIDENT INSURANCE COMPANY (“Provident”), and THE PAUL REVERE LIFE INSURANCE COMPANY (“Paul Revere”) (all three collectively, “Respondents”), and the California Department of Insurance (the “Department”) do hereby enter into this California Settlement Agreement (“CSA”) in the above-entitled consolidated matters and stipulate as follows:

A. The Insurance Commissioner of the State of California (“Insurance Commissioner”) has jurisdiction over the each of the Respondents, as insurers holding Certificates of Authority issued under the Laws of the State of California;

B. The Department conducted examinations into Respondents’ rating, underwriting and claims practices, including one examination by its Field Rating and Underwriting Bureau covering the period January 1, 2002 to December 15, 2003, and two examinations by its Field Claims Bureau of Respondents’ claim files as follows: an initial, routine examination which included a review of Respondents’ claims handling practices during the period February 1, 2001 through January 31, 2002, and a targeted review of open and closed long term disability claim files covering the period January 1, 2000 through June 30, 2003. In addition, the Department surveyed recent court cases, interviewed certain individuals, reviewed evidence and testimony in civil cases, reviewed individual Requests for Assistance submitted to the Department by Respondents’ claimants, and conducted other investigative activities. The CSA constitutes the resolution of the Department’s investigation, which includes all of the above;

C. Respondents acknowledge receipt of a copy of the Accusation issued by the Department (“Accusation”) in the above entitled matter, but deny the allegations contained therein;

D. This CSA is made solely for the purpose of reaching a compromise settlement, without litigating the issues, and it is the intent of the parties that any conduct or statements made in negotiation hereof, including this CSA, shall be inadmissible for any purpose in any proceeding unrelated to enforcement of the terms of this CSA;

E. Respondents neither admit nor concede any actual or potential fault, wrongdoing or liability in connection with allegations contained in the Accusation or any of the findings of the Insurance Commissioner (“Findings”) set forth in his Order of the Commissioner;

F. Respondents acknowledge that certain of the allegations contained in the Accusation, if heard and proved, could constitute grounds for the Insurance Commissioner to suspend Respondents’ certificates of authority and licenses pursuant to the Insurance Code of the State of California (“Insurance Code”);

G. Respondents acknowledge that certain of the allegations contained in the Accusation as to claims handling, if heard and proved, could constitute grounds for the Insurance

Commissioner to impose civil penalties and to issue an Order to Cease and Desist from engaging in those methods, acts, or practices found to be unfair or deceptive pursuant to the provisions of the Insurance Code, which are referred to in the Public Report of the Market Conduct Examination of the Department of Insurance, Market Conduct Division, Field Claims Bureau (“Public Report”), incorporated in its entirety by reference herein. {Please see link on “UnumProvident Settlement” page on CDI website.}

H. Respondents agree that the imposition of civil penalties and the award of costs of investigation and future enforcement provided for herein shall have the same force and effect as if imposed after a hearing or hearings held pursuant to the relevant provisions of the Insurance Code and Government Code of the State of California (“Government Code”).

I. By entering into this CSA, Respondents waive Notice of Hearing and hearing, and all other rights which may be accorded pursuant to Chapter 5, Part 1, Division 3, Title 2 (Sections 15000-11528, inclusive) of the Government Code and by the Insurance Code with regard to the matters agreed to and settled herein.

II.

DEFINITIONS

The following terms, for purposes of the CSA and as used herein, are defined as follows, unless otherwise specifically defined herein. This CSA contains definitions other than these set forth in this Section II.

A. “California Claimant” for purposes of Section III of the CSA shall mean a California Early Period Claimant or California Later Period Claimant; otherwise California Claimant shall be an insured of a Respondent in circumstances where California law is the applicable law governing the insurance policy covering the insured or the claims handling standards and procedures with respect to the insured.

B. “California Contract” for the purposes of Section IV and V of this CSA shall mean a policy of disability income insurance issued by a Respondent which is subject to the jurisdiction of and approved by the Department.

C. “California Early Period Claimant” shall mean any California resident whose individual or group long term disability income claim was denied or whose benefits were terminated by any one of the Respondents on or after January 1, 1997 and before January 1, 2000.

D. “California Later Period Claimant” shall mean any California resident whose individual or group long term disability income claim was denied or whose benefits were terminated by any one of the Respondents on or after January 1, 2000 and prior to September 30, 2005. This shall include California residents who already have elected to participate in the RSA Reassessment, and California residents who are eligible and elect to participate in the CSA Reassessment.

E. “CSA Effective Date” shall mean the date of the Order of the Commissioner adopting the CSA and shall apply to all sections of this CSA except for the following sections which shall be effective on November 1, 2005:

1. Section V.C.

2. Section V.D.

F. “CSA Implementation Date” shall mean a date which is thirty (30) days after the CSA Effective Date.

G. “CSA Notice” shall mean the notice of availability of the CSA Reassessment that is to be sent to California Claimants pursuant to the provisions of the CSA.

H. “CSA Reassessment” shall mean the reassessment process as conducted under the standards established in the CSA, and may include standards incorporated by reference to the RSA and those established by Respondents when those non-CSA standards do not conflict with the CSA standards.

I. “Order of the Commissioner” shall mean the Decision and Order of the Insurance Commissioner on Settlement relating to the CSA, which is attached hereto as Exhibit “A” and which Order of the Commissioner is executed simultaneously with the execution of the CSA.

J. “RSA Notice” shall mean the notice of availability of the RSA Reassessment that was sent on a nationwide basis to claimants in all states pursuant to the provisions of the Multistate Regulatory Settlement Agreement (“RSA”).

K. “RSA Reassessment” shall mean the reassessment process as conducted solely under the standards established by Respondents pursuant to the RSA.

III.

MULTISTATE REGULATORY SETTLEMENT AGREEMENT

AND CSA REASSESSMENT

A.	Relation Between the RSA and CSA

On September 2, 2003, Maine, Massachusetts, and Tennessee, the Respondents’ principal domiciliary states (“Domestic Regulators”), ordered a multistate targeted examination of the Respondents’ claims handling practices (“multistate exam”) to determine if the individual and group long term disability income claims handling practices of the companies reflected systemic “unfair claims settlement practices,” as defined in the National Association of Insurance Commissioners (NAIC) Unfair Methods of Competition and Unfair and Deceptive Acts and Practices in the Business of Insurance Model Act (1972) or NAIC Claims Settlement Practices Model Act (1990). Ultimately, the terms of the resolution thereof were documented in a Regulatory Settlement Agreement (RSA) with each of the Respondents, dated November 18, 2004, each RSA identical to the other. A separate and virtually identical RSA was entered into with First Unum Life Insurance Company, an insurance company subsidiary domiciled in New York, and the New York Superintendent of Insurance.

Included in the RSA was a Plan of Corrective Action that included (1) changes in corporate governance, (2) the RSA Reassessment, and (3) changes in claim organization and procedures. Also included in the RSA were provisions for immediate and contingent payment of fines; certain administrative provisions regarding, among other things, participation in the RSA by those non-domestic states electing to participate; and notice to certain claimants nationwide that they may be eligible to have their claims reassessed.

The RSA Reassessment is available on a nationwide basis to certain long term disability insurance policyholders under individual policies and to certain long term disability insurance certificate holders under group policies issued to their employers or organizations to which they belong. In addition to the Domestic Regulators, the United States Department of Labor (DOL) is a party to the RSA and has jurisdiction over the Respondents’ group insurance plans pursuant to the Employee Retirement Income Security Act of 1974 (ERISA), 29 U.S.C. Section 1134, which applies to group long term disability income insurance policies that are sponsored or endorsed by employers for their employees.

California elected not to participate in the RSA. However, in accordance with its terms and ERISA, California residents are entitled to participate in the RSA Reassessment.

Notwithstanding that California did not participate in negotiating or settling the multistate action, the RSA required nationwide notice to both group (employment- and non-employment-related) and individual claimants, including those in California, for reassessment of claims under standards set forth in the RSA. Thus when implementation of the provisions of the RSA began on January 19, 2005, RSA Notices began to be mailed to individual and group California Later Period Claimants. Many California Later Period Claimants responded by requesting reassessment of their claims.

Respondents agree that all California Claimants who elect to participate in the CSA Reassessment described below, and any California Later and Early Period Claimants who previously elected to participate in the RSA Reassessment, will be reassessed under the rules and procedures set forth in the CSA and the exhibits hereto.

Incorporated herein by reference is the RSA for Unum, which includes the regulatory settlement agreement covering A. Recitals, B. Plan of Corrective Action, C. Other Provisions, D. Remedies, and Signature Pages, and exhibits to the RSA. {Please see link on “UnumProvident Settlement” page on CDI website.}

•	Exhibit 1 – Claim Reassessment Process, Unit Structure and Operating Procedures

•	Exhibit 2 – Changes in Claim Organization

•	Exhibit 3 – Quality Compliance Consultant

•	Exhibit 4 – Improved Procedures for Evaluating Multiple Conditions or Co-Morbid Conditions

•	Exhibit 5 – UnumProvident Clinical, Vocational, and Medical Services Statement Regarding Professional Conduct

•	Exhibit 6 – Guidelines for Independent Medical Evaluations

•	Exhibit 7 – Proof of Loss – Disability Claims

Except as specified below, the provisions of the RSA are adopted, incorporated by reference and made applicable to all three Respondents herein. Respondents hereby agree that they will comply with the provisions of the RSA except as supplemented or modified by the CSA and the Order of the Commissioner with respect to California Claimants.

B.	Eligibility and Notice

1. Eligibility.

a. Any California Early Period Claimant or any California Later Period Claimant shall be eligible to participate in the CSA Reassessment whose claim was denied or whose benefits were terminated for reasons other than the following:

(i) death of the claimant,

(ii) claim was withdrawn,

(iii) claimant did not satisfy the elimination period,

(iv) maximum benefits were paid,

(v) claimant who had his or her claim resolved through litigation or settlement, or

(vi) claimant who has pending litigation against a Respondent challenging the denial or termination of his or her claim, which lawsuit was filed after the date of receipt of notice of the CSA Reassessment or a claimant whose lawsuit was filed prior to the date of receipt of notice of the CSA Reassessment in which lawsuit there has been a verdict or judgment on the merits prior to completion of the reassessment on the claim.

Eligibility for CSA Reassessment includes California Later Period Claimants who have already elected to participate pursuant to an effective election under the RSA and California Claimants who are eligible to participate under this provision and who make their election within the time period set forth in the notice provided under the CSA as set forth below.

b. Any California Early Period Claimant who is otherwise eligible under Section III.B.1.a. but is not entitled to receive notice from the Respondents under Section III.B.2. below, may request to have his or her claim reassessed under the CSA Reassessment so long as such request is made to the Respondents no later than June 30, 2006.

c. Any California Claimant who disputes on any rational basis a Respondent’s characterization that such denial or termination falls into any of the reasons set forth in Section III.B.1.a. (i) through (iv) above may request to participate in the CSA Reassessment so long as such request is made to the Respondents no later than June 30, 2006. A Respondent’s upholding of the characterization and consequent rejection of the claim from the CSA Reassessment shall be subject to the Independent Review (IR) Process described in Section III.C. of the CSA and Exhibit “B” hereto.

2. Notice. - Respondents shall mail a CSA Notice in the form of Exhibit “C” regarding the CSA Reassessment no later than the CSA Implementation Date to any California Claimant who is eligible under Section III.B.1., above and who is either:

a. a California Later Period Claimant except for those who have already made a valid election to participate in the RSA Reassessment, in which case they shall not be sent a CSA Notice, although their claims shall be reassessed under provisions applicable to the CSA Reassessment, or

b. a California Early Period Claimant and such claimant’s original claim was denied or terminated based upon the Respondent’s interpretation of certain of California judicial decisions or Department positions impacting disability insurance benefits and the application of such decisions and positions to claims eligible for reassessment under this CSA.

3. CSA Reassessment. Respondents will review the oldest claims of eligible California Claimants who have elected to participate in the CSA Reassessment first, taking into account the entire period from 1997 through September 30, 2005 as the appropriate period in which to consider what is oldest but also considering that submission and receipt of information necessary for the reassessment is an ongoing process so that the date when completed information is received is a relevant consideration in putting a re-submitted claim into the sequence for review. It is also recognized that the RSA Reassessment involves review of the 2000 and later claims prior to review of any claims in the 1997-1999 period, whereas the schedule under this CSA requires consideration of the oldest first from 1997 through September 30, 2005. Administration of the CSA Reassessment will review what is deemed oldest first under the RSA with what is deemed oldest first under this CSA for California Claimants by integrating the two beginning dates and the subsequent periods in a fair and equitable manner with neither being advantaged over the other while recognizing that the RSA Reassessment began several months earlier than the CSA Reassessment.

C.	Independent Review

No later than one hundred and twenty (120) days of the CSA Effective Date, there shall be implemented an Independent Review (IR) process for review, at the request of the claimant, of any decision of Respondents’ Claim Reassessment Unit (CRU) that upholds on reassessment, in whole or in part, an original claim decision either denying the claim or terminating the benefits of a California Claimant, as further documented in Exhibit “B”, attached hereto.

The IR process also shall be available for appeal from a Respondent’s decision upholding an original claim denial or benefit termination on (i) through (iv) grounds contained in Section III.B.1.(a) above, affecting availability of CSA Reassessment to a California Claimant.

An individual selected by mutual agreement by the Department and the Respondent shall be the IR Director, with the duties and responsibilities set forth in Exhibit “B.” All costs of the IR process shall be paid by Respondents.

Respondents shall make the final decision in the CSA Reassessment as to whether the original decision is upheld, modified or reversed. The California Claimant shall have access to the claim file, including the Report of the Independent Reviewer, after the decision of the CRU is final, in the event he or she is dissatisfied with the decision of the CRU.

D.	Attending Physician’s Opinion

Respondent shall give significant weight to an attending physician’s opinion, if the attending physician is properly licensed and the claimed medical condition falls within the attending physician’s customary area of practice, unless the attending physician’s opinion is not well supported by medically acceptable clinical or diagnostic standards and is inconsistent with other substantial evidence in the record. In order for an attending physician’s opinion to be rejected, the claim file must include specific reasons why the opinion is not well supported by medically acceptable clinical or diagnostic standards and is inconsistent with other substantial evidence in the record.

E.	Claimants Informed of Right to Request IME

As part of the information advising a California Claimant how to submit a claim or early in the process of reviewing an open claim and, in any event, prior to any decision being made to deny a recently submitted claim or to close an open claim, California Claimants shall be informed in writing that it is their right or the right of their attending physician (either directly or through the claimant’s representative) to request an “independent medical examination” (“IME”) of their medical condition, unless the decision is made to pay or continue to pay the claim.

F.	Monitoring Compliance with the CSA

1. Examinations. The Insurance Commissioner shall conduct examinations of the Claim Reassessment Unit’s claim decisions and compliance with the other terms of the CSA, including changes made in claim handling practices and procedures contemplated by the CSA, all in the manner and at such intervals as he or she deems appropriate in accordance with the Insurance Code and Regulations. In connection with such examinations, the Insurance Commissioner shall have access to claim files and other paper and electronic records as authorized pursuant to Insurance Code and Regulations.

2. Information. Respondents shall provide the Insurance Commissioner on a quarterly basis with reports relating to the status of California Claimants who are eligible to participate and have elected to participate in the CSA and RSA Reassessments, including information concerning the results of reviews of the Claim Reassessment Unit and the use and results of the IR process.

IV.

CHANGES IN CLAIMS HANDLING POLICIES

In an effort to resolve disagreements between the Respondents and the Department concerning certain provisions in California Contracts or their interpretation as applied in handling claim decisions, which disagreements were not able to be resolved based upon usual sources of statutory, regulatory or decisional authority, Respondents have agreed to make the following changes in certain claims handling policies and in the terms of their California Contracts, in accordance with the effective date of the provisions in Section V.

A.	Discretionary Authority

Respondents shall discontinue use of a provision that has the effect of conferring unlimited discretion on the Respondent or other plan administrator to interpret policy language, or requires an “abuse of discretion” standard of review if a lawsuit ensues unless the reviewing court determines otherwise (“discretionary authority provision”) in any California Contract sold after the date set forth in Section V.

B.	Mental and Nervous Conditions

Respondents shall interpret the “mental and nervous conditions” benefit in a California Contract and its limitation to twenty-four (24) months to apply after the termination of any physiological-based disabling condition covered by the policy and not concurrent with such physiological condition and shall amend policy language in future California Contracts to better reflect this interpretation of the provision.

C.	Self-Reported Conditions

Respondents shall discontinue application of the “self-reported condition” provisions in California Contracts, which has permitted Respondent to characterize certain disabling conditions as “self-reported” (e.g., pain, limited range of motion, weakness), while the Respondent accepted only objective test results to support disability, thus limiting payment of certain benefits under the “self-reported conditions” policy provision, and discontinue inclusion of “self-reported conditions” provisions in any California Contract issued after the date set forth in Section V.

V.

STIPULATIONS REGARDING CHANGES TO

POLICY LANGUAGE AND CLAIMS HANDLING

A. Respondents agree that they shall not target short term and long term disability claims for denial or termination of benefits on the basis of economic advantage to themselves.

B. Respondents agree that they shall promptly, fairly, and objectively investigate each short term and long term disability claim, considering the interests of the claimant at least as much as their own, pursuant to California statutory and case law and in accordance with the terms of the applicable insurance policy, so long as such terms are consistent with applicable California statutory and case law.

C. Respondents agree that as of the CSA Effective Date, except for new forms that might be submitted to and approved by the Commissioner in the future, the Respondents will no longer market, offer, issue or deliver (1) an individual disability policy form other than Forms 650-CA and 651-CA to California residents, or (2) group disability policy or certificate forms other than Forms C.FP-1-CA and CC.FP-1-CA to California groups, as approved pursuant to the Order of the Commissioner issued as part of this CSA. However, policy forms for which quotes have been offered or applications have been taken by the CSA Effective Date may be delivered to the purchasers after the CSA Effective Date if they are sold before November 1, 2005. For business initiated and sold between October 3, 2005 and November 1, 2005, the Respondents may use existing policy forms so long as the provisions are interpreted to conform with the requirements of Section V.D. hereof. Respondents agree that, as of the CSA Effective Date, they shall comply with California Insurance Code Section 10270.507.

D.	Policy Language Changes

Individual Policy Forms 650-CA and 651-CA and Group Policy Form C.FP-1 – CA, as noted above in section V.C., contain language that is in compliance with the laws of the State of California, and each of which has been approved for sale in the State of California. The most important policy language changes are as follows:

1.	“Total Disability” Definitions.

“Total disability” shall be defined in California Contracts during the usual or own-occupation period as:

a disability that renders one unable to perform with reasonable continuity the substantial and material acts necessary to pursue his or her usual occupation in the usual and customary way and during the another or any-occupation period shall be defined as:

a disability that renders one unable to perform with reasonable continuity the substantial and material acts necessary to pursue his or her usual occupation in the usual and customary way and to engage with reasonable continuity in another occupation in which he or she could reasonably be expected to perform satisfactorily in light of his or her age, education, training, experience, station in life, physical and mental capacity.

This change shall be made in all new California Contracts issued after the CSA Effective Date and in in-force policies upon renewal after the CSA Effective Date.

2.	Discretionary Authority.

Respondents agree to withdraw from the administrative mandamus action (the appeal from the administrative hearing and Insurance Commissioner’s Order) regarding discretionary authority policy language. Any language having the effect of a “discretionary authority provision” as set forth in Section IV.A. shall not be applied to any California Contract sold after the CSA Effective Date. A “discretionary authority provision” shall not be included in any new policies issued as California Contracts or included in Summary Plan Descriptions (SPDs) in ERISA-related Plans generated or issued by the Company, after the CSA Effective Date so long as its omission from the policy form or SPD is consistent with what is permitted by applicable California statutory and case law. Discretionary authority provisions in existing California Contracts that were issued prior to the date of the Order of the Commissioner are not affected by the CSA.

3.	Self-Reported Conditions.

Policy language regarding limitations on benefits for self-reported conditions as set forth in Section IV.C shall not be applied in existing California Contracts after the earlier of the date of their first renewal following the CSA Effective Date or December 31, 2007. Self-reported conditions provisions shall not be included in any new policies issued as California Contracts after the CSA Effective Date.

4.	Mental and Nervous Conditions.

Policy language limiting the duration of payment on disability caused by mental and nervous conditions shall be interpreted as set forth in Section IV.B. so as not to run concurrently with benefits for physiologically-based conditions in California Contracts after the earlier of the date of their first renewal following the CSA Effective Date or December 31, 2007, and the language in all new policies issued as California Contracts after the CSA Effective Date shall be changed to better reflect the interpretation of this provision set forth in Section IV.B. As a matter of clarification and current interpretation in all applicable policies, in circumstances in which a physiological disability exists and is followed by a mental and nervous disability, the 24 month limitation in the mental and nervous disability provision starts at the onset of the mental and nervous disability and does not relate back to the period of the physiological disability with the result of limiting the disability period for the physiological disability to 24 months.

5.	Pre-Existing Conditions.

Policy language excluding conditions “contributed [to] by” the pre-existing condition shall not be applied in existing California Contracts after the CSA Effective Date. This change shall be made in all new policies issued as California Contracts after the CSA Effective Date and in in-force policies upon renewal after the CSA Effective Date.

6.	Offsets.

Policy language regarding offsets for Social Security Disability Income (SSDI) benefits shall be interpreted to mean that only SSDI benefits actually received by the claimant shall be offset in California Contracts after the CSA Effective Date. This change shall be made in all new policies issued as California Contracts after the CSA Effective Date and in in-force policies upon renewal after the CSA Effective Date.

7.	Mandatory Rehabilitation.

Policy language requiring participation in a mandatory rehabilitation program will no longer be included in California Contracts after the CSA Effective Date.

8.	Survivor Benefit.

The definition of “Eligible Survivor” shall be interpreted in California Contracts after the CSA Effective Date to delete an age limitation for surviving children, and shall provide that if no estate is formed, the benefits will escheat to the State of California. This change shall be made in new policies issued as California Contracts after the CSA Effective Date.

E.	Claims Handling Change Implementation Dates

The policy language changes reflected in Section V.D. above shall be applicable to consideration of claim decisions of California Claimants in accordance with the following provisions:

1.	“Total Disability” Definitions.

The change described above in Section V.D.1. shall be applied to (1) claims open at CSA Effective Date that were submitted to Respondents on or after June 24, 2004; (2) claims participating in CSA Reassessment; and (3) new claims submitted after the CSA Effective Date. That is, the claims will be handled as if this change were in place at the specified time.

2.	Discretionary Authority.

The change described above in Section V.D.2. shall be applied to (1) policies sold after the CSA Effective Date; and (2) claims participating in CSA Reassessment.

3.	Self-Reported Conditions.

The change described above in Section V.D.3. shall be applied to (1) new claims submitted after the earlier of the first renewal date of the group policy to which they relate following the CSA Effective Date or December 31, 2007; and (2) claims participating in the CSA Reassessment. In addition, Respondents shall enhance training for claims staff regarding subjective conditions, augmenting the criteria to be used in evaluating subjective complaints.

4.	Mental and Nervous Conditions.

The change described above in Section V.D.4. shall be applied to (1) new claims submitted after the earlier of the first renewal date of the group policy to which they relate following the CSA Effective Date or December 31, 2007; and (2) claims participating in the CSA Reassessment.

5.	Pre-Existing Conditions.

The change described above in Section V.D.5. shall be applied to (1) new claims submitted after the CSA Effective Date, and (2) claims participating in the CSA Reassessment.

6.	Offsets.

The change described above in Section V.D.6. shall be applied to (1) claims open as of the CSA Effective Date; (2) claims participating in the CSA Reassessment; and (3) new claims submitted after the CSA Effective Date.

7.	Mandatory Vocational Rehabilitation.

The change described above in Section V.D.7. shall be applied to (1) claims open as of the CSA Effective Date; (2) claims participating in the CSA Reassessment; and (3) new claims submitted after the CSA Effective Date. In processing the claims covered by this change, Respondents shall consider participation in vocational rehabilitation to be voluntary.

8.	Survivor Benefit.

The change described above in Section V.D.8. shall be applied to (1) claims open as of the CSA Effective Date; (2) claims participating in the CSA Reassessment; and (3) new claims submitted after the CSA Effective Date. In addition, Respondents will inform survivors who are not eligible survivors under the policy definitions of the necessity of forming an estate in the event there are no eligible survivors.

9.	Additional Review.

In processing the claims covered by the changes set forth in Sections IV and V, an additional level of internal review by a Quality Compliance Consultant (or its equivalent) will occur prior to a claim denial.

VI.

FINAL STIPULATIONS

A.    Respondents and the Department agree that, in lieu of other disciplinary action, the Insurance Commissioner may, by his written Decision and Order to be made and filed herein, without further notice to Respondents, issue an order prohibiting Respondents from engaging in the conduct set forth in the Accusation (without any admission by Respondents of having engaged in such conduct) and requiring Respondents to pay a civil penalty in the amount of $8,000,000.00;

B.    Respondents agree to pay to the Department all attorney’s fees and costs of the Department in bringing this enforcement action, in the amount of $598,503.00, pursuant to Insurance Code, section 12921(b)(4);

C.    Respondents agree to pay all reasonable future costs of the Department to ensure compliance with the CSA, pursuant to Insurance Code, section 12921(b)(4);

D.    Respondents agree to pay the civil penalty, attorney’s fees and costs enumerated above upon receipt of invoice(s) from the Department, payments to be directed to the California Department of Insurance; Division of Accounting; 300 Capitol Mall, 13th Floor; Sacramento, CA 95814;

E.    Respondents acknowledge that the CSA is freely and voluntarily executed by Respondents, with a full realization of the legal rights set forth in the Insurance Code;

F.    Respondents and the Department agree that the CSA is the full and final settlement of the Department’s investigation, scheduled and targeted Field Claims examinations, and Field Rating and Underwriting examination, and the Accusation;

G.    Neither the CSA nor any related negotiations, statements, or documents shall be offered by the Department as evidence of an admission or concession of any liability or wrongdoing whatsoever on the part of the Respondents;

H.    Neither the CSA nor any of the obligations agreed to by the Respondents shall be interpreted to constitute a novation or alter the terms of any policy, except as specifically stated herein. Neither the CSA nor any of the obligations agreed to by the Respondents shall be interpreted to reduce or increase any rights of participants in ERISA-covered plans, except as specifically stated herein, including but not limited to rights to which they may be entitled pursuant to 29 U.S.C. 1133 and 29 CFR 2560.503-1 of ERISA, including any appeal or review rights under the plan. Other than those rights afforded under the CSA, it is the intention of the parties that no additional rights are provided to the extent that any California Claimants have previously exercised their rights and therefore, as provided for under ERISA, have permitted those rights to lapse;

I.    Respondents agree that, in the event of a material noncompliance with the terms of the CSA, the Insurance Commissioner may, after notice and hearing, order the suspension for up to one (1) year of the Certificate of Authority of the noncompliant Respondent(s);

J.    Section III. of the CSA will terminate upon completion of Respondents’ review of claims for which California Claimants have chosen to participate or requested review under the CSA Reassessment, except that the following provisions of Section III. shall continue in effect:

1. Subsection III.D. - Attending Physician’s Opinion,

2. Subsection III.E. - Claimants Informed of Right to Request IME, and

3. Subsection III.F.1. - Monitoring Compliance with the CSA;

K.    Section IV. and Section V. of the CSA shall be subject to change as follows:

1. Respondent’s agreements as to Changes in Claims Handling Policies, set forth in Section IV., shall each remain in effect until such time as a change in Section IV.A., IV.B. or IV.C. is either (i) required by a change in applicable statute, regulation or court decision, or (ii) permitted by such authorities and the Respondent provides the Department with 30 days prior written notice of the proposed change, the reason therefor, and the specific source of authority (applicable statute, regulation or court decision) permitting such change, and the change is agreed to by the Department and such agreement by the Department shall not unreasonably be withheld. The provisions of Section IV. that are not affected by the specific change shall continue in effect;

2. Respondent’s agreements as to Changes to Policy Language and Claims Handling, set forth in Section V., shall each remain in effect until the earlier of (i) such time as a change in one of the agreements set forth in Sections V.D. or V.E. is required by a change in the applicable statute, regulation or relevant court decision; (ii) alternative policy language for disability insurance policies affecting one of such designated Sections is approved by the Department for Respondent or for other insurers writing disability insurance in California; (iii) approval for a specific change to policy language affecting one of such designated Sections is authorized by the Department; or (iv) a change to policy language or claims handling is permitted by such authorities affecting one of such designated Sections and the Respondent provides the Department with 30 days prior written notice of the proposed change, the reason therefor, and the specific source of authority (applicable statute, regulation or court decision) permitting such change, and the change is agreed to by the Department, and such agreement by the Department shall not unreasonably be withheld. The provisions of Sections V.D. or V.E. that are not affected by the specific change shall continue in effect;

L.    Respondents agree to use their best efforts to complete the CSA Reassessment by June 30, 2007, although, for good cause shown, the Insurance Commissioner may agree to extend the time for completing that process;

M.    Respondents acknowledge that Insurance Code, section 12921(b)(l), requires the Insurance Commissioner to approve the final settlement of this matter, and that both the settlement terms and conditions contained herein and the acceptance of those terms and conditions are contingent upon the Insurance Commissioner’s approval, which approval is provided in the Order of the Commissioner, issued simultaneously with the execution of this CSA and made a part hereof.

Respondents and the Department hereby execute this document at Chattanooga, State of Tennessee, on the 3rd day of October, 2005, and San Francisco, State of California, on the 3rd day of October, 2005, respectively.

UNUM LIFE INSURANCE COMPANY OF AMERICA

PROVIDENT LIFE AND ACCIDENT INSURANCE COMPANY

THE PAUL REVERE LIFE INSURANCE COMPANY

By:	/s/ Thomas R. Watjen
Signature

Thomas R. Watjen
Printed name

President and Chief Executive Officer
Title

UnumProvident Corporation
Company

1 Fountain Square
Address

Chattanooga, Tennessee 37402

CALIFORNIA DEPARTMENT OF INSURANCE

By:	/s/ Richard D. Baum
Signature

Richard D. Baum
Printed name

Chief Deputy Commissioner
Title

45 Fremont St., 23rd Floor
Address

San Francisco, California 94105-2204

Exhibit A

BEFORE THE INSURANCE COMMISSIONER

OF THE STATE OF CALIFORNIA

In the Matter of the Certificates of Authority of	DECISION AND ORDER OF INSURANCE COMMISSIONER UPON SETTLEMENT

UNUM LIFE INSURANCE COMPANY OF AMERICA,	File No. DISP05045984

PROVIDENT LIFE AND ACCIDENT INSURANCE COMPANY, and	File No. DISP05045985

THE PAUL REVERE LIFE INSURANCE COMPANY,	File No. DISP05045986

Respondents.

WHEREAS, the Insurance Commissioner ordered an investigation be conducted into the business practices of Respondents, including an on-site examination of Respondents’ claims, rating and underwriting practices; and

WHEREAS, Respondents acknowledge receipt of a copy of the Accusation in the above-entitled matter; and

WHEREAS, Respondents neither admit nor concede any actual or potential fault, wrongdoing or liability in connection with the allegations contained in the Accusation; and

WHEREAS, the Department of Insurance contends that the violations alleged in the Accusation, if heard and proved, would constitute grounds for the Insurance Commissioner to suspend Respondents’ Certificates of Authority, impose civil penalties and issue an order prohibiting Respondents from engaging in the conduct at issue; and

WHEREAS, Respondents and the Department of Insurance have undertaken extensive discussions to resolve the issues in this proceeding, without either party admitting the other’s contentions, through compromise settlement without litigating the issues; and

WHEREAS, Respondents and the Department of Insurance have executed the California Settlement Agreement (CSA) attached hereto and incorporated by reference herein, and

WHEREAS, the terms of the CSA and the provisions of Section 12921(b)(l) of the Insurance Code require the Insurance Commissioner to approve the settlement of this matter, and

WHEREAS, this Decision and Order constitutes the approval of the Insurance Commissioner of the settlement of this matter upon the terms and conditions set forth in the CSA;

NOW THEREFORE, the Insurance Commissioner hereby approves the CSA and finds, without Respondents having had the opportunity to defend at a hearing, that Respondents, in certain instances, either individually or collectively, during the period with respect to which they were investigated by the Department of Insurance, engaged in the following acts or practices in violation of Sections 700 and 704 of the California Insurance Code:

•	Knowingly applying a definition of “disability” in claims handling in a manner inconsistent with the definition of “total disability” set forth in California case law;

•	Mischaracterizing the claimant’s occupation and/or its duties in determining whether the claimant is disabled from performing with reasonable continuity the substantial and material duties of his or her own occupation;

•	Selectively using independent medical examinations (IMEs) to Respondents’ own advantage;

•	Selectively using portions of medical records and IME findings to Respondents’ own advantage;

•	Overruling the opinion of the attending physician after Respondents’ in-house medical personnel have conducted a “paper review” of the medical file;

•	Overruling the opinion of in-house medical personnel who supported a finding of disability or the need for specific objective testing;

•	Failing to train claims personnel adequately or correctly on the California legal definition of “disability,” on how properly to evaluate a claimant’s occupational duties, and on other policy provisions relevant to conducting a fair, thorough, objective claim investigation;

•	Mischaracterizing nonsedentary nursing occupations as sedentary, then requiring nurses disabled from performing nonsedentary occupations to find work in sedentary nursing occupations (e.g., as a utilization review nurse) during the “own occupation” coverage period;

•	Targeting certain types of claims for “resolution” (i.e., denial or termination of benefits) in the interest of improving “net termination ratios” – that is, for reasons other than the merits of individual claims or fair, thorough, objective investigations into those claims, such claims generally arising out of high benefit, noncancellable long term disability income policies previously heavily marketed, which had become costly for the company through increasing claims;

•	Determining predominantly through an analysis of billing records that medical specialists are able to perform his or her ‘own occupation’ even though unable to perform with reasonable continuity the substantial and material duties of the specialty itself (e.g., surgery, delivering babies, chiropractic, etc.);

•	Misapplying the partial and/or residual disability provisions in the policy;

•	Inappropriately using aggressive surveillance on a claimant and misusing the results;

•	Characterizing certain disabling conditions as “self-reported” (e.g., pain, limited range of motion, weakness), then accepting only objective test results to support disability resulting from these conditions even though no policy provision requires objective test results;

•	Failing to request that the IME perform objective testing that could support a finding of disability resulting from a “self-reported condition,” or ignoring objective test results from the IME that do support a finding of disability;

•	Discounting objective test results by imputing the physiologically disabling condition to a “psychological component,” thus triggering the “mental or nervous condition” limitation;

•	Utilizing a policy provision limiting the “mental and nervous conditions” benefit to 24 months to unreasonably limit the time in which benefits are paid for physiologically-based disabilities, disabling on their own, which may or may not be accompanied by a psychological component;

•	Including language in group policies that excludes coverage for pre-existing conditions “caused by, contributed to [by], or related to the disabling condition” or for “symptoms for which diagnostic treatment was performed or symptoms for which a prudent person would have sought treatment,” so that a disabling condition would not have to have been diagnosed, treated or even in existence during the policy’s pre-existing condition period for it to be excluded from coverage;

•	Misapplying the “pre-existing condition” clause to deny meritorious claims, e.g., characterizing obesity as the pre-existing condition for a previously asymptomatic, undiagnosed and untreated musculoskeletal, cardiovascular, peripheral vascular, pulmonary or orthopedic disability;

•	Offsetting for benefits it is only estimated the claimant might receive, instead of offsetting only for those benefits actually received by the claimant and appropriately offset under the law;

•	Stating in correspondence to the claimant that the claimant must apply for Social Security Disability Income (SSDI) benefits in order to receive an unreduced benefit, when the policy contained no such duty;

•	Failing to document claim files adequately regarding the so-called “roundtable” sessions at which substantive claims decisions were made;

•	Failing to refer the claimant to the Department of Insurance in the event the claimant believes his or her claim has been denied or benefits have been terminated unfairly;

•	Continuing to seek additional information where claimants have provided adequate proof of disability, thus unfairly shifting the burden of investigation to the claimant;

•	Communicating to claimants under individual or government employer-sponsored group policies (i.e., policies not covered by ERISA) in a manner that could mislead the claimant into believing ERISA would apply, thus limiting a claimant’s rights on appeal (among other things);

•	Having an insured under an individual policy agree to make premium payments by payroll deduction/salary allotment, with the policy having no other connection to the employer, then asserting that the policy is employer-sponsored or employer-endorsed, therefore governed by ERISA;

•	Paying a claim under a reservation of rights for extended periods of time, then terminating benefits and notifying the claimant of the company’s intent to recover the benefits paid;

•	Failing to disclose to the claimant additional benefits that might be available under the policy, e.g., a waiver of premium, a cost of living endorsement, a seat belt benefit;

•	Compelling a claimant to accept an unreasonably low settlement offer through the above means and others, or resort to litigation.

ORDER

The Insurance Commissioner hereby approves the CSA attached hereto and issued simultaneously herewith.

The Insurance Commissioner hereby approves the policy forms referenced in the CSA attached hereto.

Respondents are hereby ordered to fulfill each and every term and obligation set forth in the CSA, at the time and in the manner set forth therein.

Respondents are prohibited from engaging in the conduct set forth in the Findings enumerated above.

Respondents shall pay a civil penalty in the amount of $8,000,000.00.

Respondents shall pay the costs of the Department of Insurance in bringing the enforcement action herein, in the amount of $598,503.00.

Respondents shall pay all reasonable future costs of the Department of Insurance to ensure Respondents’ compliance with the terms of the CSA. Respondents shall pay such costs within thirty (30) days of the receipt of an itemized invoice. Invoices for costs shall be issued on a quarterly basis, commencing on January 1, 2006.

Respondents shall pay that total sum of $8,598,503.00 to the Department of Insurance within thirty (30) days of Respondents’ receipt of an invoice for said amount.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal this      day of October, 2005.

JOHN GARAMENDI

Exhibit B

Independent Review Process

Independent Review (IR) is available to a California Claimant who is entitled to claim reassessment under the terms of the California Settlement Agreement to which this exhibit is attached. In the event a California Claimant is not satisfied with a decision of the Company’s Claim Reassessment Unit (CRU) that upholds, in whole or in part, the original decision that either denied or closed his or her claim, the following process shall be implemented for independent review of the CRU’s decision:

1.	The California Claimant has the right to request IR no later than 30 days after the date of the letter informing the California Claimant that the original decision to deny or close has been upheld in whole or in part. The date of the letter is the date on which the letter is posted in the U.S. mail or sent by other delivery service. The letter shall provide the reasons, and the factual and legal bases for each reason given, for the CRU’s decision.

2.	IR shall be composed of and operate as follows:

a.	An individual is to be selected by mutual agreement of CDI and the Company, based upon his or her general experience and reputation in California (IR Director), to perform several functions. The individuals whose names are submitted by CDI and the Company to each other for consideration to be named IR Director must disclose any financial interests or business relationships likely to affect impartiality or that might create an appearance of partiality.

b.	The IR Director is to perform, among other things, the following functions as part of the IR:

(i)	propose a list of potential Reviewers of reassessed claims for which IR is sought;

(ii)	administer the process of developing the panel of Reviewers;

(iii)	be compensated a reasonable amount mutually agreed upon by the IR Director, CDI and the Company and paid by the Company;

(iv)	mutually agree with CDI and the Company on a reasonable compensation and expense reimbursement arrangement for the Reviewers in connection with their review of CRU decisions;

(v)	mutually agree with CDI and the Company on other guidelines initially and from time to time in order to facilitate claim file and decision review in an efficient and expeditious manner by the Reviewers, including the circumstances and manner in which the opinions of Reviewers are documented in the claim files; and,

(vi)	mutually agree with CDI and the Company on rules relating to confidentiality that must be agreed to by each Reviewer concerning his or

1

her activities as a Reviewer, including among other matters, facts relating to personal information in claim files.

c.	The IR Director is to propose a list of 25 individuals with varied backgrounds, experience and areas of relevant expertise who the IR Director believes are qualified to review a disability claim file and the decision made by the CRU and, to the knowledge of the IR Director, have no bias toward either claimants or insurers in determining disability claims.

d.	The list of names proposed by the IR Director is to be submitted to CDI and the Company for consideration, and CDI and the Company, each without any reason provided, may peremptorily strike as many as five names from the IR Director’s list. Additionally, CDI and the Company each may provide reasons to the IR Director for deleting additional names from the proposed list, and if the IR Director believes, in his or her sole discretion, that the reasons given justify the deletion, the challenged individuals are to be deleted from the list of potential Reviewers. The primary focus of challenges should relate to the qualifications of the individual to review a disability claim file fairly, thoroughly and objectively.

e.	If the IR Director believes that the foregoing process, once implemented, does not result in sufficient Reviewers to perform the requested IR on a timely basis, or that the Reviewers do not represent diverse enough fields to provide the resources for a quality review, the IR Director shall propose additional names and the process outlined above will be followed again, using an appropriate number of potential Reviewers until the IR Director, after consulting with the Company and CDI, believes that the number of Reviewers is sufficient to administer the IR on a timely and effective basis.

f.	The IR Director is to assign one or more Reviewer to each claim file for which an IR has been requested on a timely basis, taking into account workloads, special qualifications of the Reviewers, and issues that might be prominent in the claim file assigned.

g.	A Reviewer is to have access to the following in performing a claim file review:

(i)	Complete claim file;

(ii)	Letter sent to the claimant by the CRU providing the decision, reasons, and factual and legal bases for the reasons for the CRU’s decision for which IR has been requested;

(iii)	Access to the individual or individuals in the CRU who primarily were responsible for the review and decision of the CRU, in order to better understand any issues relating to the file or the CRU decision; and,

(iv)	Access to any other Reviewer who possesses special qualifications or experience that the assigned Reviewer believes are needed in order adequately to review the file and the CRU decision in question and whose consultation is sought by the Reviewer.

2

h.	The nature of the review by the Reviewer is de novo: the entire file and process undertaken during the initial claim review and subsequently during the CRU are subject to review by the Reviewer without deference to the CRU. The Reviewer is seeking to determine, among other things, whether or not the CRU’s decision results from a good faith effort to obtain the material information necessary to make an informed claim decision – an effort expended in a fair, thorough, objective investigation; and whether or not the CRU has analyzed and weighed that information in a fair, thorough and objective manner.

(i)	If the IR Director, after consultation with the Reviewer, believes that additional information would be material to resolving whether the CRU decision being reviewed meets the standards established in the California Settlement Agreement or whether the claimant is entitled to benefits not previously awarded under the policy, that information is to be obtained so long as the IR Director also reasonably determines that the cost and time involved in obtaining the additional information are not unreasonably disproportionate to the issue that the additional information is intended to address.

(j)	The goal of the IR process is to determine whether the claimant is entitled to benefits not previously awarded under the policy.

(k)	If it appears that any Reviewer has engaged in a pattern or practice that suggests he or she is not qualified for the task of an informed review of a disability claim file, or that he or she is not performing in a fair, thorough and objective manner, either the Company or CDI may present facts to the IR Director substantiating a request that the Reviewer be removed from the panel of Reviewers, and the IR Director in his or her sole discretion may determine whether or not to remove the Reviewer.

(l)	If at the conclusion of the review of a claim file by a Reviewer, any issues or concerns raised by the Reviewer about the handling of the claim or the information relied upon by the CRU are not resolved to the satisfaction of Reviewer and the CRU, the final decision of the CRU will be the final decision on the claim file; provided, however, the Reviewer may add to the claim file any information or opinion that he or she believes appropriate relating to the handling of the claim, the information relied upon or additional information (“Reviewer’s Report”). If the CRU challenges the propriety of any portion of the Reviewer’s Report, the IR Director shall decide in his or her sole discretion whether the challenged portion of the Reviewer’s Report is appropriate for inclusion in the claim file or should be deleted or modified. The claim file, including the Reviewer’s Report as finally determined by the IR Director, shall be available to the claimant.

3

3.	This IR process for the CRUs decisions for California Claimants is entered into in good faith by the Company and CDI to provide a method of independent review that is appropriate for the circumstances. The approach set forth in this exhibit may be reviewed by each party after the IR process has had sufficient time in which to operate for assessing its effectiveness. If either party believes that changes should be made in order to better accomplish its purpose, the suggested changes shall be considered in good faith by the other party and, if there is mutual agreement, the changes shall be implemented.

4

Exhibit C

CLAIM, TEST

123 MAIN STREET

Anycity, Anystate 12345-4673

Re:	Claim No. 000000000

NOTICE TO CALIFORNIA CLAIMANTS

of

UNUM LIFE INSURANCE COMPANY OF AMERICA

PROVIDENT LIFE & ACCIDENT INSURANCE COMPANY

THE PAUL REVERE LIFE INSURANCE COMPANY

Your claim for disability insurance benefits was denied, or your disability insurance benefits were terminated, on or after January 1, 1997, by one of the above-named UnumProvident insurance companies.

The California Insurance Commissioner and UnumProvident have recently reached an agreement that provides the opportunity for your claim to be reevaluated (reassessed) under certain standards developed especially for California claims.

You may have previously received a letter from UnumProvident notifying you of your right to ask for reassessment of your claim. If you responded to that letter by asking the company to reassess your claim, there is no need for you to respond again with a new request.

If you did not receive the earlier letter or if you did not respond to the earlier letter by asking for reassessment of your claim, you may now request reassessment of your claim by doing one of the following things:

•	Fill out and return the enclosed form in the envelope provided; OR

•	Visit www.unumprovident.com/elect with your claim number ready (provided at the top of this page); OR

•	Place a toll-free call to (877) 477-0964 and provide your name, current address and claim number. This phone number is provided for your convenience in applying for reassessment, but no other information is available currently through this special temporary line.

PO Box 9728

Portland, ME 04104-5028

Phone: 1-877-477-0964

You must respond within 60 days of the date of this notice for your claim to be reconsidered. Your request for reassessment will be acknowledged by UnumProvident.

In addition to its agreement with the California Insurance Commissioner regarding California claimants, UnumProvident is reassessing claims nationwide under an agreement it reached in late 2004 with 48 other state insurance regulators and the U.S. Department of Labor. Because of the large number of claims to be reviewed, the process will take a substantial amount of time. If you elect to have your claim reassessed, you will receive another letter from UnumProvident closer to the time your claim actually will be reviewed, letting you know the approximate time period of that review. Enclosed with that letter will be a Reassessment Information Form for you to fill out and return to UnumProvident with information it needs to begin reviewing your claim.

By asking for your claim to be reassessed you agree to give up (waive) certain legal rights in the event and to the extent that benefits are paid to you. The legal rights you will be asked to give up will be described in greater detail in a form you will be asked to sign and return along with the Reassessment Information Form.

These rights are important and include the ability to pursue legal action, including the ability to obtain special or extracontractual damages, but only to the extent that such an action is based on any part of the claim denial or termination of benefits that is reversed or changed by the reassessment.

Before you decide to give up any of your rights, you may wish to consult an attorney.

If there remains a complete or partial denial of benefits after the reassessment of your claim, your right to pursue legal action for further benefits that are not related to any reversal or change of the previous decision on your claim shall not be waived.

If you have already started legal action relating to your prior claim decision, please provide a copy of this letter to your attorney as soon as possible so that he or she can advise you of your options. If, after consulting with your attorney, you decide to have your claim reassessed, you will need to take such action as is necessary to stop further legal proceedings pending the outcome of the reassessment process. Please note that filing a lawsuit concerning your claim after requesting reassessment will make your claim ineligible for reassessment.

You are encouraged to contact UnumProvident by one of the three steps provided for applying to have your claim reassessed. Please note that you must make contact within 60 days of the date of this notice to be eligible for UnumProvident to prepare your claim for review.

PO Box 9728

Portland, ME 04104-5028

Phone: 1-877-477-0964

If you experience difficulty in participating in the claim reassessment process or otherwise, you may call the California Department of Insurance Consumer Hotline at (800) 927-HELP (4357).

Thank you.

UnumProvident Claim Reassessment Unit

Provident Life and Accident Insurance Company

FAILURE TO TAKE ACTION WILL RESULT IN A LOSS OF THE

OPPORTUNITY TO HAVE YOUR CLAIM REASSESSED.

PO Box 9728

Portland, ME 04104-5028

Phone: 1-877-477-0964

Request to Participate Form

Name: Claim, Test

Claim Number: 5400000060002

Insuring Company: Provident Life and Accident Insurance Company

By returning this letter, I am requesting to participate in the Claim Reassessment Process.

Signature:

Last four (4) digits of Social Security:

Date:

In order to have your claim included in this reassessment, this form must be mailed to the address provided by November 30, 2005.

PO Box 9728

Portland, ME 04104-5028

Phone: 1-877-477-0964